PLEDGE AND ESCROW AGREEMENT

AGREEMENT, dated March 31, 2011, among Cullen Inc. Holdings Ltd. (“Pledgee”), ___________ (“Pledgor”) and GRAUBARD MILLER (“Escrow Agent”).

WITNESSETH:

1.           To secure the due and punctual payment when due by Pledgor of the indebtedness owed to Pledgee (the “Obligations”), as evidenced by that certain promissory note (“Note”) in the amount of $_________, Pledgor hereby grants to Pledgee a security interest in the shares of common stock (the “Pledged Shares”) listed on Schedule A hereto.  Pledgor hereby delivers to Escrow Agent the Pledged Shares, together with stock powers duly endorsed in blank and medallion guaranteed or accompanied by an appropriate waiver form.  The Pledged Shares, with the stock powers, will be collectively referred to herein as the “Collateral.”

2.           Pledgor represents and warrants that:

(i)            Pledgor is the record and beneficial owner of, and has good and marketable title to, and is able to freely transfer, the Pledged Shares, free and clear of all liens, security interests, charges, claims, transfer restrictions (including through any shareholder or similar agreement) and other encumbrances;

(ii)           Pledgor has not granted to any person or entity any options or other rights to buy the Pledged Shares and no other person or entity has any interest in the Pledged Shares of any nature;

(iii)          Pledgor is not an affiliate of any of the issuers of the Pledged Shares (collectively, the “Issuers”);

(iv)          Pledgor is not in possession of any material non-public information relating to any of the Issuers; and

(v)           The pledge pursuant to this Agreement of any Pledged Shares coupled with the execution of blank stock powers medallion guaranteed, creates or will create a valid and perfected first priority security interest in the Pledged Shares, securing the payment of the Obligations.

3.           Subject to the provisions of this Agreement, Escrow Agent shall hold the Collateral until it receives confirmation that the Note has been paid in full, or until such earlier date on which Escrow Agent shall have received notice signed by Pledgee and Pledgor, instructing Escrow Agent to release the Collateral to Pledgor.  Thereupon this Agreement shall terminate and Escrow Agent shall deliver the Collateral to Pledgor, and Pledgee and Escrow Agent shall execute such other documents and take such other actions as may be necessary or appropriate to vest all rights to the Collateral in Pledgor, free and clear of this Agreement.

4.           If Pledgee gives notice (“Default Notice”) to Escrow Agent that Pledgor has failed in any manner to satisfy the Obligations and that such failure has continued for a period of ten days after notice from Pledgee to Pledgor of such failure, then Escrow Agent shall immediately give a copy of the Default Notice to Pledgor.  If, within five days after the giving of such notice by Escrow Agent, Pledgor does not give notice to Escrow Agent that it objects to the Default Notice, Escrow Agent shall immediately, without any further notice, deliver the Collateral, free of escrow, to Pledgee.  Subject to paragraph 5 hereof, upon receipt of the Collateral, Pledgee shall have the rights of a secured party under the provisions of the Uniform Commercial Code, as enacted in the State of New York (“Code”), including the right to effect a sale of the Collateral.  Pledgor recognizes that Pledgee may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The proceeds of any sale of the Collateral shall be applied to the payment of all amounts due and outstanding under the Note, and any balance of such proceeds shall be paid forthwith to Pledgor.

5.           During the term of this Agreement, all dividends and distributions with respect to the Pledged Shares (whether payable in cash, stock or other assets of any kind) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  As used herein, the term “Pledged Shares” shall be deemed to include all such dividends and distributions paid thereon, if any.  If the Pledged Shares or any of them are changed, reclassified, subdivided, consolidated or converted into a different number or class of shares or units or otherwise (including as a result of such shares being cashed out), the shares or other securities or property resulting from the change, reclassification, subdivision, consolidation or conversion shall be subject to the provisions of this Agreement and shall be considered “Collateral” (even if the Pledged Shares are exchanged for all cash).

6.           Any dispute hereunder, including, without limitation, any dispute as to whether a default has occurred under the Note or as to release of the Collateral, shall be submitted to and settled by arbitration in the City of New York.  Such arbitration shall be effected by arbitrators selected as hereinafter provided, and shall be conducted in accordance with the rules, then existing, of the American Arbitration Association.  The dispute shall be submitted to three arbitrators, one arbitrator being selected on behalf of Pledgor as one party to the dispute, one arbitrator being selected by Pledgee as the other party to the dispute, and the third arbitrator being selected by the two so selected by the parties, or, if they cannot agree on a third arbitrator, by the American Arbitration Association.  If either party, within two weeks after notification made to it of the demand for arbitration by the other party, shall not have selected its arbitrator and given notice of such selection to the other party, such arbitrator shall be selected by the American Arbitration Association.  Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof.

Pledgor and Pledgee shall notify Escrow Agent in writing of the names and addresses of any arbitrators appointed at any time pursuant to this Agreement, but Escrow Agent shall have no duties in respect of such arbitration.

7.           The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments, certificates and documents and take all further action that may be reasonably necessary or desirable or that the Pledgee may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder and under the Note.

8.           Any and all notices or other instruments or papers required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, postage prepaid as follows:

(i)            if to Pledgor, at:
_____________________________
_____________________________
_____________________________
Attention:  ____________________

(ii)           if to Pledgee, at:

Cullen Inc. Holdings Ltd.
8 Airpark Drive
Airport Oaks
Manukau
PO Box 53042
Auckland, New Zealand
Attn:           Mr. Eric Watson

if to the Escrow Agent, at:

Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York 10174
Attn:  David Alan Miller, Esq.

unless in each case such party shall have notified the other parties in writing of a different address.

If notice is sent to Pledgor, a copy of said notice shall be sent by first class mail, postage prepaid, to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York 10174

9.           Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and may rely on, and shall be protected in acting or refraining from action in reliance on, any instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so.  Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed jointly by Pledgor and Pledgee and agreed to by Escrow Agent.  Escrow Agent shall have no responsibility for the contents of any writing contemplated herein, and may rely without liability upon the contents thereof.  Escrow Agent's duties are as a depositary only, and Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby, nor for action taken or omitted by it in accordance with advice of counsel, and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by wilful misconduct or gross negligence.  Pledgor and Pledgee each agrees to indemnify Escrow Agent and hold it harmless against any and all liabilities, expenses and costs, including reasonable attorney fees, incurred by it hereunder as a consequence of any party's action, except in either case for Escrow Agent's own wilful misconduct or gross negligence.

In the event of any disagreement hereunder resulting in adverse claims and demands being made in connection with the Collateral held by the Escrow Agent, the Escrow Agent shall be entitled, at its option, to refuse to comply with any claims or demands on it as long as such disagreement shall continue, and in so refusing, the Escrow Agent need make no delivery or other disposition of the Collateral, and in so doing shall not be or become liable in any way or to any person for its failure or refusal to comply with such conflicting or adverse demands; and the Escrow Agent shall be entitled to continue to so refrain from acting and to so refuse to act until:  (i) it shall have received instructions with respect to the disposition of the Collateral signed by Pledgor and Pledgee; or (ii) it shall have received appropriate evidence of the resolution of such disagreement pursuant to the provisions of paragraph 6 hereof for the determination of any controversy or claim arising hereunder; or (iii) it shall have delivered the Collateral into a court having jurisdiction of such claim.

Escrow Agent may retain counsel to advise it in connection with any matter arising under this Agreement, and the reasonable fees and disbursements of such counsel shall be paid when requested by Escrow Agent in equal shares by Pledgor and Pledgee.  In the event that Escrow Agent shall become party to any litigation in connection with its function as Escrow Agent hereunder, whether such litigation shall be brought by or against Escrow Agent, the reasonable fees and disbursements of Escrow Agent's counsel therein, together with any other liability, loss or expense which Escrow Agent may suffer or incur in connection therewith shall be paid by Pledgor and Pledgee.  As between Pledgor and Pledgee, the reasonable fees and disbursements of Escrow Agent's counsel and the other liability losses or expenses of Escrow Agent referred to above shall be borne by the party determined by the court or arbitrator having jurisdiction to have committed the wrongful acts giving rise to litigation.

If Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Collateral, it may do so by delivering the same to any other escrow agent mutually agreeable to Pledgor and Pledgee, and if no such escrow agent shall be selected, then Escrow Agent may do so by delivering the Collateral (a) to any bank or trust company in the Borough of Manhattan, City and State of New York, which is willing to act as escrow agent hereunder in place and instead of Escrow Agent, or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law within the State, County and City of New York.  The fee of any such bank or trust company or court officer shall be borne equally by Pledgor and Pledgee.  Upon such delivery, Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Collateral.

This Agreement shall not create any fiduciary duty on Escrow Agent's part to Pledgor and Pledgee, nor disqualify Escrow Agent from representing Pledgor in any dispute with Pledgee, including any dispute with respect to the Collateral.

10.           This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of Pledgor, Pledgee and Escrow Agent.

11.           Escrow Agent hereby agrees to act as Escrow Agent under this Agreement and acknowledges receipt of the Collateral deposited with it pursuant to the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

PLEDGOR:

By:
Name:
Title:

PLEDGEE:

CULLEN INC. HOLDINGS LTD.

By:
Name:
Title: